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                                                                  Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made as of February 7, 2000 between GENESIS WORLDWIDE INC., an Ohio corporation ("Seller"), and NEW MONARCH MACHINE TOOL, INC., a New York corporation ("Buyer"), under the following circumstances:

     A. The Machine Tool Division of Seller designs, manufactures and sells machining centers at its plant in Cortland, New York (the "Machine Tool Division"); and

     B. Upon the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets and business of the Machine Tool Division.

     NOW, THERFORE, Seller and Buyer agree as follows:

     SECTION 1. DEFINITIONS. For the purpose of this Agreement, any amendments hereto and any Exhibit attached hereto or Schedule described herein, and in addition to terms defined elsewhere herein, the following terms shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires:

          1.01 "PURCHASED ASSETS" means the following assets, as the same shall exist on the Closing Date:

               (a) all machinery, equipment (including, but not limited to, building equipment and computer equipment), tools, furniture, furnishings, vehicles and other fixed assets owned by Seller, wherever located, used primarily in the conduct of Business, including, but not limited to, all of the same listed on SCHEDULE 1.01(A) (the "FIXED ASSETS");

               (b) all finished products, work-in-process, construction-in-progress, raw materials, spare parts and supplies owned by Seller and located at the Cortland Real Estate or in the possession of distributors for the Business (the "INVENTORY");

               (c) the Cortland Real Estate;

               (d) all rights of Seller in the Proprietary Rights listed on
          SCHEDULE 4.07;

               (e) all accounts and notes receivable, deposits and advances (including, but not limited to, travel advances and advances on purchases by the Business) arising out of the Business, other than intercompany accounts between or among the Business and the Seller (the "RECEIVABLES");

               (f) all of Seller's rights in, to and under the Contracts;




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               (g) all of Seller's rights in, to and under the Permits;

               (h) the Records;

               (i) all prepaid expenses applicable to the Business (the "PREPAID ASSETS");

               (j) the Unisign Agreement; and

               (k) the Spinner Agreement.

provided, however, that notwithstanding anything to the contrary herein contained, the term "Purchased Assets" shall not include any of the following assets of the Business (which shall be retained by Seller and are hereinafter referred to as the "EXCLUDED ASSETS"):

               (i) cash and cash equivalents and bank accounts;

               (ii) all rights of Seller or the Business under any contract, agreement, understanding, arrangement or commitment to which the only parties thereto are the Business and the Seller or an Affiliate of Seller, or any intercompany account between or among them;

               (iii) all rights of Seller under any patent, trademark, trade name or copyright and all other intellectual property rights, trade secrets or proprietary information, or processes of Seller, other than the Proprietary Rights listed on SCHEDULE 4.07 and the non-exclusive right to use any know-how or processes currently being used by the Business;

               (iv) all rights of Seller with respect to any policies or contracts of insurance, deposits thereunder and all claims of Seller under such policies and contracts;

               (v) litigation claims and benefits to the extent they arise therefrom (other than product warranty claims against third parties which arise out of the Business) listed in SCHEDULE 1.01(V);

               (vi) any interest in, or assets related to, Employee Plans;

               (vii) all books and records of the Business which are specifically excluded from Records at Section 1.26;

               (viii) all rights of Seller under this Agreement, including the proceeds of the sale contemplated herein and other payments to Seller contemplated herein;

               (ix) all intercompany accounts between or among the Business, Seller and/or its Affiliates; and


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               (x) the assets lis ted as excluded on Schedule 1.01(x).

          1.02 "AFFECTED EMPLOYEES" means all of the following persons:


               (a) all persons employed by Seller primarily in the conduct of the Business as of the Closing; and

               (b) all persons employed by Seller primarily in the conduct of the Business who are absent from work on the Closing Date on account of short-term disability, layoff, leave of absence, vacation or for other reasons, whether or not they return to active employment with Buyer after the Closing, and whose last day of active employment was with Seller.

          1.03 "AFFILIATE" of a named party means any entity in control of, controlled by or under common control with such named party.

          1.04 "ASSUMED LIABILITIES" means the liabilities and obligations of Seller existing as of the Effective Time which relate to, or arise out of, the Business or the Purchased Assets, including:

               (a) the Current Liabilities; and

               (b) the Selected Long-Term Liabilities.

               (c) all obligations and liabilities of Seller for repair or replacement of, and rebates, product returns and product warranties relating to, products and services of the Business shipped or performed, respectively, prior to the Effective Time (whether or not adequately reflected on the Closing Net Operating Asset Statement);

Buyer shall also assume liabilities and obligations of Seller arising or accruing after the Effective Time, as follows:

               (i) all obligations of Seller under the Contracts and all obligations of Seller under the Permits;

               (ii) obligations under letters of credit and performance guarantees disclosed on SCHEDULE 1.04; and

               (iii) any and all liabilities, obligations and commitments of Seller specifically undertaken by Buyer pursuant to other provisions of this Agreement.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that "Assumed Liabilities" shall not include, and Buyer shall not be liable for, the following:

                    (1) all obligations and liabilities of Seller with respect to any actions, suits or proceedings arising out of or relating to the

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               operation of the Business or the Purchased Assets prior to the
               Closing, except for obligations that arise as a result of the non-performance by Buyer of an Assumed Liability;

                    (2) any intercompany accounts between or among the Business,
               Seller and/or its Affiliates;

                    (3) any indebtedness of Seller or its Affiliates for
               borrowed money, other than lease obligations solely for assets included in the Purchased Assets;

                    (4) any liabilities for federal, state or local income and franchise taxes which arise out of the Business for any and all periods (or portions thereof) prior to the Effective Time, except amounts withheld from employees incurred in the ordinary course of business and reflected on the Closing Net Operating Assets Statement;

                    (5) any liabilities for sales and use taxes which arise out of the Business for any and all periods (or portions thereof prior to the Effective Time) except Assumed Liabilities incurred in the ordinary course of business and reflected on the Closing Net Operating Assets Statement;

                    (6) any liability associated with or relating to the
               Employee Agreements, except for accrued wages and benefits reflected on the Closing Net Operating Assets Statement, and Employee Plans, except as specifically assumed by Buyer under the terms of this Agreement;

                    (7) the Collective Bargaining Agreement; and

                    (8) any liability listed on SCHEDULE 1.04 as not being
               assumed.


          1.05 "BUSINESS" means the business of the Monarch Machine Tool Division of Seller as such business has been conducted by Seller at the Seller's Cortland, New York facility immediately prior to the Effective Time.

          1.06 "PURCHASE PRICE" shall have that meaning ascribed to it in
     Section 2.02.

          1.07 "CLOSING" means the closing for which provision is made in
     Section 3.

          1.08 "CLOSING ASSETS VALUE" shall have the meaning ascribed to it in
     Section 2.03.

          1.09 "CLOSING DATE" means the date of the Closing.

          1.10 "CLOSING NET OPERATING ASSETS STATEMENT" shall have the meaning ascribed to it in Section 2.03.


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          1.11 "CLOSING NET OPERATING ASSETS VALUE" shall have the meaning ascribed to it in Section 2.03.

          1.12 "CODE" means the Internal Revenue Code of 1986, as amended.

          1.13 "COLLECTIVE BARGAINING AGREEMENT" means the Agreement dated November 13, 1999 between Monarch Machine Tool Division of Genesis Worldwide Inc. and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America on behalf of itself and its Local Union No. 802.

          1.14 "CONTRACTS" means all contracts, agreements, leases, understandings, arrangements, commitments, sales orders, product quotations, purchase orders to which Seller is a party or by which Seller is bound and which relate primarily to the Business or the Purchased Assets in each case as the same may exist as of the Effective Time, including, by way of example, but not limitation, the following: (i) any distribution, sales, agency, manufacturer's representative or similar contract relating to the sale or distribution of the products or services of the Business or the Purchased Assets; (ii) any contract involving the future purchase of materials, supplies, equipment or services; (iii) any contract for the future sale of products or services; (iv) any lease of machinery, equipment, furniture, furnishings, vehicles or other assets ordinarily located at the Cortland Real Estate entered into by Seller which relate primarily to the Business or the Purchased Assets; (v) any licensing arrangement, joint venture or partnership agreement; (vi) any contract or commitment for charitable contributions; (vii) any guaranty of obligations of third-parties; (viii) any agreement which restricts Seller from doing business of the type conducted by the Business anywhere in the world; (ix) any contract (other than this Agreement) for the sale of any of the Purchased Assets; and (x) any lease of the Purchased Assets under which Seller is the lessor; provided, however, the term "CONTRACT" shall not include any Employee Plan. A "MATERIAL CONTRACT" is any Contract other than: (a) a contract or series of contracts or commitment involving expenditures of less than $15,000 in the aggregate; (b) a customer quotation, contract or commitment made or entered into in the ordinary course of business of the Business at prices consistent with the past practices of the Business which does not involve more than $15,000 in sales; or (c) any contract for the purchase of materials, supplies or equipment entered into in the ordinary course of business of the Business which does not involve an expenditure in excess of $15,000.

          1.15 "CORTLAND REAL ESTATE" means the real property and facility owned by Seller and located at 641 NYS Route 13, Cortland, New York, as further described on SCHEDULE 1.15.

          1.16 "CURRENT LIABILITIES" means all accounts payable, leasing obligations, customer deposits and other current liabilities of the Business, all liabilities to employees of the Business for accrued vacations and accrued payroll, all liabilities of the Business for accrued but unpaid taxes other than the tax obligations retained by the Seller pursuant to Section 1.04, all liabilities of the Business for commissions, all liabilities of the Business for accrued utilities and all other current liabilities of the Business except those excluded in clauses (1) through
     (6) of Section 1.04, but in each case only to the extent reflect on the Closing Net Operating Assets Statement.



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          1.17 "EFFECTIVE TIME" means the time of consummation of the transactions contemplated herein on the Closing Date.

          1.18 "EMPLOYEE PLANS" shall have the meaning ascribed to it at Section 4.11.

          1.19 "ENVIRONMENTAL REQUIREMENTS" means all federal, state and municipal statutes, regulations and similar provisions having force or effect of law, including all required orders, permits, licenses and approvals, with respect to environmental, public health and air quality matters, including, without limitation, those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any contaminant, waste, hazardous materials or substances, chemical substances or mixtures, pesticides, toxic compounds or materials, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

          1.20 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          1.21 "ESCROW AGREEMENT" means the Escrow Agreement in the form of Exhibit A.

          1.22 "ESCROW DEPOSIT" means the escrow deposit under the Escrow Agreement.

          1.23 "EXHIBIT" means any of the exhibits attached to and made a part of this Agreement.

          1.24 "FINANCIAL STATEMENTS" shall have that meaning ascribed to it in
     Section 4.15.

          1.25 "INTERIM BALANCE SHEET" shall have that meaning ascribed to it in
     Section 4.15.

          1.26 "KNOWN TO SELLER" or "TO SELLER'S KNOWLEDGE" means any information known to any officer of Seller or Wayne W. Hanna.

          1.27 "PERMITS" means the federal, state, local and other governmental and regulatory licenses, permits, orders, approvals and authorizations which relate to, or are necessary to conduct, the Business or own the Purchased Assets.

          1.28 "PRE-CLOSING VIOLATION OF ENVIRONMENTAL REQUIREMENTS" means a violation occurring prior to the Effective Time of any applicable Environmental Requirement arising from or in connection with the Business.

          1.29 "PROPRIETARY RIGHTS" means all patents and patent applications, trademarks, service marks, copyrights, trade names, trade dress, trade secrets, inventions,





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     processes, designs, know-how, software, data, documentation and all similar rights used in or associated with the Business, including all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith and any licenses of the foregoing.


          1.30 "PURCHASE PRICE" shall have the meaning ascribed to in at Section 2.02.

          1.31 "RECORDS" means a copy of the general ledger of the Business and originals or copies of all property and equipment records, production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, customer and vendor lists, and other records and files material to or primarily used in the Business or which primarily relate tot he Business or the Purchased Assets; provided, however, "Records" shall not include the original of the general ledger of the Business, tax returns of Seller and policies or contracts of insurance, but Buyer shall be permitted to examine and make copies of such documents provided Buyer certifies to Seller that it needs access to such information for a bona fide business purpose reasonably satisfactory to Seller.

          1.32 "SCHEDULE" means any of the Schedules included in the "Schedules to Asset Purchase Agreement" signed by the parties as of the date of this Agreement.

          1.33 "SELECTED LIABILITIES" shall have the meaning ascribed to it in
     Section 2.03.

          1.34 "SELECTED LONG-TERM LIABILITIES" means liabilities under long-term capital leases, liabilities for license fees under the Unisign Agreement and all other long-term liabilities of the Business except those excluded in clauses (1) through (8) of Section 1.04 and those listed on
     SCHEDULE 1.34 as excluded, but in each case only to the extent reflected on the Closing Net Operating Assets Statement.

          1.35 "SELLER'S 401(k) PLANS" means the Genesis Worldwide Inc. 401(k) Savings Plan and the Genesis Worldwide Inc. 401(k) Savings Plans for Bargaining Unit Employees.

          1.36 "SPINNER AGREEMENT" means the agreement between Seller and Spinner Werkzeugmaschinenfabrik GmbH dated September 1, 1997, a true and correct copy of which has been delivered to Buyer.

          1.37 "UNISIGN AGREEMENT" means the agreement between Seller and Unisign B.V. dated on or about November 10, 1998, a true and correct copy of which has been delivered to Buyer.

     SECTION 2. PURCHASE AND SALE OF ASSETS; PURCHASE PRICE.

          2.01 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver the Purchased Assets and Assumed Liabilities to Buyer, and Buyer shall purchase and acquire from Seller, the Purchased Assets at the Closing and assume the Assumed Liabilities.



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          2.02 THE PURCHASE PRICE. Subject to the terms and conditions hereinafter set forth, the consideration to be given by Buyer to Seller for the purchase and sale of the Purchased Assets (the "Purchase Price") shall be $8,000,000.

          2.03 CLOSING NET OPERATING ASSETS STATEMENT. At the Closing, Seller shall deliver to Buyer a statement of the net operating assets of the Business as of the Closing Date (the "Closing Net Operating Assets Statement") prepared from the books and records of the Business, in a manner consistent with the manner in which the Interim Balance Sheet was prepared (except as otherwise provided in this Section 2.03). The Closing Net Operating Assets Statement shall show: (i) the aggregate net book values of the Fixed Assets, the Inventory, the Cortland Real Estate, the Receivables, the Prepaid Assets, the Unisign Agreement and other assets of the Business being transferred to Buyer as of the Closing Date (the sum of such aggregate net book values hereinafter being referred to as the "Closing Assets Value"), and (ii) the aggregate book amounts of the Current Liabilities and the Selected Long-Term Liabilities as of the Closing Date (the sum of such aggregate book amounts hereinafter being referred to as the "Selected Liabilities"). The Closing Net Operating Assets Statement shall reflect all year end audit adjustments. Regardless of generally accepted accounting principles: (a) any reserves for excess or obsolete inventory carried in the book value of Inventory in the Closing Net Operating Assets Statement shall be the same dollar amount as such reserves carried on the books of the Business on September 30, 1999; (b) no depreciation or amortization will be charged against any of the Purchased Assets subsequent to September 30, 1999; and (c) no change shall be made in the amount of the LIFO reserve as of September 30, 1999. The Closing Net Operating Assets Statement shall also show the amount determined by subtracting the amount of the Selected Liabilities from the Closing Assets Value (the "Closing Net Operating Assets Value").

          Such Closing Net Operating Assets Statement delivered at Closing shall be represented and warranted to Buyer by Seller as being prepared from the books and records of the Business in a manner consistent with the Interim Balance Sheet (with the exceptions noted in Section 2.03) and as being correct and accurate in all material respects.

          2.04 PAYMENT OF THE PURCHASE PRICE. Subject to Section 12.01(b), at Closing, the Purchase Price shall be paid by Buyer by wire transfer of immediately available funds to the account specified by Seller in writing to Buyer at least five (5) days prior to the Closing Date.

          2.05 PURCHASE PRICE ALLOCATION. For purposes of Section 1060 of the Code, the Purchase Price shall be allocated among the Purchased Assets in the manner set forth on SCHEDULE 2.05 hereto. Buyer and Seller thereafter shall be bound by such allocation and shall complete their respective Internal Revenue Service Forms 8594 accordingly.

     SECTION 3. CLOSING.

          3.01 TIME AND PLACE OF CLOSING. The Closing under this Agreement shall take place at the offices of Altman & Wolfson, LLP, 100 East Washington Street, Syracuse, New York 13202, at 2:00 p.m., local time, on February 11, 2000, or such other time and place as shall be mutually agreed by Seller and Buyer. The parties will cooperate to accommodate a Closing




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     by mail and/or other means of communication so that, if reasonably practicable, the physical presence of Seller or its representatives will not be required at the foregoing Closing location.

          3.02 SELLER'S DELIVERIES. At the Closing, Seller shall, subject to the fulfillment to its reasonable satisfaction of the conditions set forth in
     Section 10 or its waiver thereof, deliver to Buyer:

               (a) the Bill of Sale and Assignment and Assumption of Liabilities Agreement, substantially in the form attached hereto as EXHIBIT B, dated the Closing Date and duly executed by an authorized officer of Seller, conveying to Buyer the Purchased Assets, free of all liens and encumbrances, except for Permitted Exceptions;

               (b) assignments (in form satisfactory to Buyer) of all rights of Seller in the Proprietary Rights, including assignments of the trademarks in a form acceptable for filing in the U.S. Patent and Trademark Office and/or foreign patent agency, as applicable;

               (c) a warranty deed with lien covenant dated as of the Closing Date and duly executed by an authorized officer of Seller, conveying the Cortland Real Estate to Buyer;

               (d) a certificate, dated as of the Closing Date and executed by a duly authorized officer of Seller, certifying that the conditions set forth in Section 9 have been satisfied;

               (e) the written consent of Unisign B.V. and Spinner Werkzeugmaschinenfabrik GmbH to the assignment to Buyer of the Unisign Agreement and the Spinner Agreement;

               (f) copies of the resolutions of Seller's Board of Directors authorizing the transactions contemplated hereby, certified by the Secretary (or an Assistant Secretary) of Seller as being in full force and effect on the Closing Date;

               (g) releases and UCC termination statements from any and all third parties having a security interest in all or a portion of the Purchased Assets or such other evidence of termination of such security interests as is reasonably acceptable to Buyer;

               (h) an irrevocable letter of credit in favor of escrow agent under the Escrow Agreement (the "Escrow Agent") in the amount of $400,000 in the form annexed hereto as Exhibit C (the "Letter of Credit") drawn on ING (U.S.) Capital LLC, to be held pursuant to the Escrow Agreement; and

               (i) such other documents and instruments as are required to be delivered to Buyer by Seller pursuant to this Agreement at or prior to Closing.


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     3.03 BUYER'S DELIVERIES. At the Closing, Buyer shall, subject to the fulfillment to its reasonable satisfaction of the conditions set forth in
Section 9 or its waiver thereof, deliver to Seller or Escrow Agent (where indicated) the following:

          (a) an amount equal to the Purchase Price, payable in cash by wire transfer of immediately available funds to such bank account of Seller as Seller may specify.

          (b) in the event the Letter of Credit is not delivered to the Escrow Agent, Buyer shall deliver $400,000 out of the Purchase Price to the Escrow Agent specified in the Escrow Agreement.

          (c) the Bill of Sale and Assignment and Assumption of Liabilities agreement substantially in the form attached hereto as EXHIBIT B, dated the Closing Date and duly executed by an authorized officer of Buyer;

          (d) a certificate, dated the Closing Date and executed by a duly authorized officer of Buyer, certifying that the conditions set forth in
     Section 10 have been satisfied;

          (e) copies of the resolutions of Buyer's Board of Directors authorizing the transactions contemplated hereby, certified by the Secretary (or an Assistant Secretary) of Buyer as being in full force and effect on the Closing Date;

          (f) sales tax exemption certificate for the sale of inventories of Seller; and

          (g) such other documents and instruments as are required to be delivered to Seller by Buyer pursuant to this Agreement at or prior to the Closing.

     3.04 PROHIBITION ON ASSIGNMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any right, title or interest in, to or under any Contract or Permit or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Buyer or Seller thereunder, unless any such required consent is obtained. Seller shall use its best efforts to obtain, and Buyer agrees to cooperate with Seller in its efforts to obtain the consent of any such third party tot he assignment or transfer thereof to Buyer in all cases in which such consent is required for assignment or transfer. To the extent that any of the Contracts are not assigned to Buyer at Closing, and until such Contracts have been assigned, the performance obligations of Seller shall, as between Seller and Buyer, be deemed to be subleased or subcontracted to Buyer. The Purchase Price shall not be reduced or increased by reason of the non-assignability or subcontracting of any of the Contracts. Notwithstanding the foregoing, consent to the assignment of the Unisign and Spinner Agreements shall be a precondition of Buyer to close on the transactions contemplated by the terms of this Agreement.


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     SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants the following to Buyer as of the date of this Agreement:

     4.01 CORPORATE ORGANIZATION AND AUTHORITY OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full power and authority to own the Purchased Assets, to carry on the Business and to execute, deliver and perform this Agreement. Seller's execution and delivery of this Agreement and any other agreements to be executed and delivered by it at the Closing and the performance by Seller of the transactions contemplated by this Agreement and such other agreements have been duly authorized by all necessary corporate actions and proceedings on the part of Seller. Seller is qualified to transact business as a foreign corporation in the State of New York.

     4.02 ENFORCEABILITY. This Agreement and each other agreement to be executed and delivered by Seller at the Closing is a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Neither the execution and delivery of this Agreement or any such other agreement nor the performance by Seller of the terms and provisions hereof or thereof will: (i) violate the Amended Articles of Incorporation or Code of Regulations of Seller,
(ii) violate any law, rule or regulation or any injunction or order to which Seller is a party or by which Seller or any of the Purchased Assets are bound, or (iii) result in a breach or violation of any term or provisions of, constitute a default under, or result in or permit an acceleration of, any indenture, mortgage, lease or other agreement or instrument to which Seller is a party or by which Seller or any of the Purchased Assets is bound.

     4.03 THIRD PARTY CONSENTS. Except as set forth on SCHEDULE 4.03, to Seller's Knowledge, no authorization, consent or approval of any third party (including, without limitation, any governmental entity) is necessary to permit the sale and transfer of the Purchased Assets to Buyer on the terms and conditions set forth in this Agreement, except pursuant to the Hart-Scott-Rodino Act, if applicable.

     4.04 TITLE TO ASSETS. Except as otherwise set forth on SCHEDULE 4.04, Seller has good and marketable title to all of the tangible and intangible personal property constituting part of the Purchased Assets and good and marketable title to the real property constituting part of the Purchased Assets, free and clear of all liens, encumbrances, security interests and restrictions of any nature whatsoever (collectively, "Encumbrances"), other than: (i) liens for current taxes and assessments not yet due and payable or for taxes that Seller is contesting in good faith through appropriate proceedings; (ii) purchase money liens and liens securing rental payments under capital lease arrangements; (iii) mechanics', materialmen's and similar liens arising in the ordinary course of the Business described on SCHEDULE 4.04 which are not yet delinquent or which are being contested in good faith; (iv) legal highways, zoning and building laws, codes and ordinances; (v) any easement restriction, covenant or reservation of record; or (vi) any matter which is disclosed by a survey of the Cortland Real Property dated July 16, 1999, or as such survey may be updated, and made part of Schedule 4.04 (collectively, the "Permitted Exceptions"). At the Closing, Seller will convey to Buyer good and marketable title to the tangible and intangible personal property constituting part of the Purchased Assets, free and clear of all Encumbrances other than the Permitted Exceptions.


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     4.05 ENVIRONMENTAL MATTERS.

          (a) Except as set forth on SCHEDULE 4.05:

               (i) The Business is and has been in material compliance within the past five (5) years with all applicable Environmental Requirements. Seller has received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under Environment Requirements with respect to the present operations or (with respect to circumstances existing currently or within the past five (5) years) properties of the Business, or the operations conducted or circumstances existing within the past five (5) years on properties held by the Business within the past five (5) years.

               (ii) Seller has obtained, and is in compliance with all terms and conditions of, all permits, licenses and other authorizations required pursuant to Environmental Requirements for the occupation of the Cortland Real Estate and the conduct of the Business.

               (iii) None of the following exists at the Cortland Real Estate: asbestos-containing material in any form or condition; polychlorinated biphenyl-containing materials or equipment; underground storage tanks; or any other toxic or hazardous material regulated by Environmental Requirements.

               (iv) The transactions contemplated by this Agreement do not impose any obligations under Environmental Requirements for site investigation or cleanup or notification to or consent of any government agencies or third parties.

               (v) To Seller's Knowledge, based on Environmental Requirements, as currently in effect, no facts, events or conditions relating to the Cortland Real Estate or past operations of the Business, will, except for events occurring after the Closing Date, (1) prevent, hinder or limit continued compliance by Seller with Environmental Requirements in its conduct of the Business at the Cortland Real Estate, (2) give rise to any corrective, investigatory or remedial obligations on the part of Seller pursuant to Environmental Requirements with regard to its occupancy of the Cortland Real Estate or the operation of the Business, or (3) give rise to any liabilities on the part of Seller (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Requirements with regard to its occupancy of the Cortland Real Estate or the operation of the Business, including, without limitation, those liabilities relating to onsite or offsite hazardous substance releases, personal injury, property damage or natural resources damage.

               (vi) Seller has not assumed any liabilities or obligations of any third party under Environmental Requirements.

                                               (b) Seller had delivered or made
                           available to Buyer true, complete and correct copies of all environmental reports, analyses, tests or monitoring in the possession of Seller pertaining the Cortland Real Estate or off-site disposal by the Business when such relates to potential liability of Buyer under Environmental Requirements.

                  4.06 FIXED ASSETS. The Fixed Assets constitute all machinery, equipment and other fixed assets which are required for the operation of the Business in substantially the same manner as it was being operated immediately prior to the date of this Agreement.

                  4.07 INTELLECTUAL PROPERTY. SCHEDULE 4.07 sets forth a complete and correct list of all licensed, registered, filed or issued Proprietary Rights owned by Seller and used primarily in the Business other than general know-how used in the Business or non-customized, commercially available software and other than Excluded Assets. With regard to such Proprietary Rights:
(a) Seller owns and possesses all right, title and interest in and to, or has a written and enforceable license to use, all of such Proprietary Rights except as set forth on SCHEDULE 4.07, free and clear of all Encumbrances (other than Permitted Exceptions); (b) Seller has received no notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights, nor, to Seller's Knowledge, is any such claim threatened; and (c) to Seller's Knowledge, the Business has not infringed, misappropriated or otherwise conflicted in any material respect with any Proprietary Rights of any third party. Subject to the provisions of Section 8.11, all Proprietary Rights set forth on SCHEDULE 4.07 will be owned by or available for use by Buyer immediately subsequent to Closing on identical terms and conditions as currently owned or used. Seller has made the necessary filings and recordations and has paid all required fees to record and maintain the Business' ownership of all registered Proprietary Rights.

                  4.08 MATERIAL CONTRACTS. SCHEDULE 4.08 contains a list of all Material Contracts which relate to the Business. All Material Contracts set forth on SCHEDULE 4.08 are valid, binding, in full force and effect and enforceable against each party thereto and no violation, breach or default exists with respect to such Material Contracts. Seller is not in breach of any Material Contract set forth on SCHEDULE 4.08, nor to Seller's Knowledge is any person in material breach of any such agreement. True and complete copies of all written Material Contracts set forth on SCHEDULE 4.08 have been delivered to Buyer.

                  4.09 PERMITS. SCHEDULE 4.09 contains a list of all federal, state, local and other governmental licenses, permits, approvals and authorizations, if any, which are held or used by Seller in connection with the Business, all of which are in full force and effect, except as listed on
Schedule 4.09. Except as otherwise described on SCHEDULE 4.09, no proceeding is pending or, to Seller's Knowledge, threatened with respect to the revocation or limitation of any such license, permit, approval or authorization and such Permits will be in full force and effect on the Closing Date.

                  4.10 EMPLOYEES. SCHEDULE 4.10 contains a list of all collective bargaining agreements, other contracts with labor unions and employment agreements presently in effect covering any employee of the Machine Tool Division (collectively, the "Employment Agreements"). True and correct copies of each of the Employee Agreements have been delivered to Buyer. Except as otherwise set forth on
SCHEDULE 4.10: (i) there is no labor strike, dispute or work stoppage or lockout actually pending or, to Seller's Knowledge, threatened against or affecting Seller; (ii) Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (iii) there is no unfair labor practice charge, grievance or complaint against Seller pending or, to Seller's Knowledge, threatened; (iv) no charges with respect to or relating to Seller are pending before the Equal Employment Opportunity Commission or any other governmental entity responsible for the prevention of unlawful employment practices; and (v) Seller has not received any written notice of the intent of any other governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Seller.

                  4.11 EMPLOYEE BENEFITS. Set forth on SCHEDULE 4.11 is a list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) maintained or contributed to by Seller as of the date of this Agreement with respect to any of its employees who perform services primarily for the Business (collectively, the "Employee Plans"). Seller has delivered to Buyer true and complete copies of each of the Employee Plans and (if applicable) copies of the most recent Internal Revenue Service determination letters (including determination letters of plan termination), annual reports and actuarial reports with respect to the Employee Plans. Each Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded and administered in compliance in all material respects with all applicable laws and regulations, including, but not limited to, ERISA and the Code. No Employee Plan has incurred any accumulated funding deficiency, whether or not waived, and none of the assets of the Company are subject to any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code. Except as set forth on SCHEDULE 4.11, no Employee Plan provides any health, life or other welfare benefits to retired or former employees of the Business, other than as required by Section 4980B of the Code. Seller has no liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to (i) any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA, or (ii) any Employee Plan of the type described in Section 4063 and 4064 of ERISA or in
Section 413(c) of the Code (and regulations promulgated thereunder). Except as set forth on Schedule 4.11, each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Employee Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Employee Plan or the tax exempt status of such related trust.

                  4.12 COMPLIANCE WITH LAW. Except as set forth on SCHEDULE 4.12, to Seller's Knowledge the Business has not been and is not being conducted in violation of any federal, state or local law, statute, ordinance, rule, regulation or court or administrative order, including, without limitation, any of the same that relate to health and safety in the work place, zoning or building standards.

                  4.13 LITIGATION. Except as described on SCHEDULE 4.13, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller relating to the Business, at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located.

                  4.14 TAXES. Seller has filed, in a timely manner, all requisite federal, state, local and other governmental income, payroll, excise, sales, personal property, real estate and franchise tax reports or returns required to be filed for the Business and has paid in a timely manner all taxes, interest and penalties due in accordance with such returns.

                  4.15 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and complete copies of Seller's (i) audited financial statements of Seller for the year ended December 31, 1998, (ii) unaudited financial statements of the Machine Tool Division for the year ended December 31, 1998, and (iii) unaudited balance sheet of the Machine Tool Division as of December 31, 1999 (the "Interim Balance Sheet") and related statements of operations for the period then ended (collectively, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial condition of the Machine Tool Division and the results of its operations as of the dates thereof and for the respective periods then ended in accordance with generally accepted accounting principles, consistently applied (subject to normal year-end adjustments, the lack of footnotes and other presentation items, and other exceptions set forth in SCHEDULE 4.15).

                  4.16 INTERIM CHANGES. Except as set forth on SCHEDULE 4.16, since the date of the Interim Balance Sheet there has not been:

                           (a) any change in the financial condition, assets, liabilities, personnel or operations of the Business or in the Business' relationships with suppliers, distributors or others with whom it has business dealings, other than changes which individually or in the aggregate do not have a material adverse effect;

                           (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business;

                           (c) any bonus granted or increase in the compensation or benefits paid or to become payable to any employees of the Business;

                           (d) any transfer, lease, license or other disposition of assets, including Proprietary Rights, of the Business other than sales of inventory in the ordinary course of business;

                           (e) any Encumbrances placed on any of the Purchased Assets other than Permitted Exceptions;

                           (f) any new Contract (or amendment to any existing Contract) entered into obligating the Business to purchase goods or services for a period of 90 days or more or obligating the Business to pay in excess of $15,000, any new distributorship agreement, any amendment or termination of any Material Contract relating to the Business;

                           (g) any other transaction not in the ordinary course of business that, individually or in the aggregate, could have a material adverse effect; or

                           (h) any commitment with respect to the foregoing.

                  4.17 NO COMMISSIONS. Except for a fee payable to Seale & Associates, LLC, no commissions or brokers' or finders' fees are payable by, through or on account of any acts of Seller or any of its shareholders, officers or representatives in connection with this Agreement or the transactions contemplated thereby.

                  4.18 TRANSFER OF ASSETS. THE PURCHASED ASSETS SHALL BE TRANSFERRED AND ASSIGNED BY SELLER TO BUYER ON AN "AS IS, WHERE IS" BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND IN THE INSTRUMENTS OF TRANSFER, CONVEYANCE AND ASSIGNMENT TO BE CONVEYED TO BUYER PURSUANT TO SECTION 3.02.

                  4.19 INSURANCE. SCHEDULE 4.19 contains a complete listing of all policies of insurance carried in respect of the Business and the Purchased Assets, including the type and amount of coverage, deductible levels and expiration dates. All premiums due with respect to such policies have been paid and such policies are in full force and effect and will remain in full force and effect through the Closing Date. SCHEDULE 4.19 also includes a list of any pending insurance claims relating to the Business other than employee claims under travel, accident, health, life or disability insurance. Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any potential claim thereunder in due and timely fashion.

                  4.20 DISCLOSURE. No information supplied by Seller in this Agreement or the Schedules or Exhibits hereto, or in the financial statements, certificates or other writings furnished by Seller to Buyer or any of its representatives prior to the date hereof, contains any untrue statement of material fact or omits or shall omit to state any material fact necessary to make the statements herein or therein, in the light of circumstances under which they were made, not misleading. No warranty or representation is made in this Agreement as to the future viability of the Business.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants the following to Seller as of the date of this
Agreement:

                  5.01 CORPORATE ORGANIZATION AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power and authority to execute, deliver and perform this Agreement. Buyer's execution and delivery of this Agreement and any other agreements to be executed and delivered by it at the Closing and the performance by Buyer of the transactions contemplated by this Agreement and any such other agreements have been duly authorized by all necessary corporate actions and proceedings on the part of Buyer. Buyer is duly qualified to do business (or will be qualified to do business as of the Closing Date) as a foreign corporation under the laws of the State of New York.

                  5.02 ENFORCEABILITY. This Agreement and each agreement to be executed and delivered by Buyer at the Closing is a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms. Neither the execution of this Agreement or any such other agreement by Buyer nor the performance by Buyer of the various terms and provisions hereof or thereof will: (i) violate the articles or certificate of incorporation or bylaws of Buyer, (ii) violate any law, rule or regulation or any injunction or order to which Buyer is a party or by which it or any of its property is bound, or (iii) result in a breach or violation of any term or provision of, constitute a default under, or result in or permit an acceleration of, any indenture, mortgage, lease or other agreement or instrument to which Buyer is a party or by which it or any of its property is bound.

                  5.03 LITIGATION. There are no claims, actions, suits or proceedings now pending or, to the best of the knowledge of Buyer, threatened against or affecting Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located, which may impair the ability of Buyer to perform this Agreement or any other agreement to be entered into pursuant hereto or which questions the validity or propriety of this Agreement or any such other agreement or of action taken hereunder or thereunder in connection with this Agreement.

                  5.04 THIRD PARTY CONSENTS. No authorization, consent or approval of any third party (including, without limitation, any governmental entity) is necessary to permit Buyer to purchase the Purchased Assets on the terms and conditions set forth in this Agreement, other than pursuant to the Hart-Scott-Rodino Act, if applicable.

                  5.05 NO COMMISSIONS. No commissions or brokers' or finders' fees are payable by, through or on account of any acts of Buyer or its representatives in connection with this Agreement or the transactions contemplated hereby.

         SECTION 6.  CERTAIN COVENANTS OF SELLER.

                  6.01 CONDUCT OF BUSINESS PRIOR TO CLOSING. Except as described in SCHEDULE 6.01,unless the prior written consent of Buyer is otherwise obtained, which consent shall not be unreasonably withheld, between the date hereof and the Effective Time, the Business will be conducted in the ordinary course of business, that is, substantially in the same manner as it previously has been carried on by Seller, using the same methods of manufacture, purchase, sale, lease, accounting and operating, provided that, without Buyer's consent, Seller, with respect to the Business and Purchased Assets:

                           (i) will not enter into, adopt or amend, or alter the contribution policies under, any Employee Plan (other than as are applicable generally to the employees of Seller);

                           (ii) will not enter into or amend any Employee Plan (other than as are applicable generally to the employees of Seller), increase the salaries or compensation of any employees of the Business or pay any bonuses or similar compensation to any of the employees of the Business, except as provided in Employee Plans in effect on the date of this Agreement;

                           (iii) will not enter into any agreement for the purchase, sale or other disposition of, or purchase, sell or otherwise dispose of, any equipment, supplies, inventory, investments or other assets (other than sales of inventory, purchases of parts, materials and supplies, in each case in the ordinary course of business of the Business);

                           (iv) will not make any capital expenditure (or enter into commitments therefor) with respect to the Business which is individually in excess of $10,000, or which, in the aggregate, exceed $25,000; provided, however, that Seller shall continue any existing capital expenditure projects or programs listed in SCHEDULE 6.01 in a manner consistent with the performance of such projects or programs prior to the date of this Agreement;

                           (v) will not enter into or terminate any material contract, commitments, arrangement or transaction relating to the Business or the Purchased Assets other than in the ordinary course of business consistent with past practices; and

                           (vi) will continue its present insurance coverage with respect to the Business and the Purchased Assets in full force and effect.

                  6.02     ENVIRONMENTAL CLEANUP.

                           (a) Prior to the Closing Date, Seller shall either
         (i) remove the 22 barrels set forth on ATTACHMENT 6.02(A) (the "Barrels") from the Cortland Real Estate in a manner which complies with the applicable Environmental Requirements, or (ii) deliver to Buyer at the Closing evidence of the making of arrangements to have the Barrels removed within 14 days after the Closing Date in a manner which complies with the applicable Environmental Requirements. In either case, Seller shall incur all expenses associated with the removal and disposal of the Barrels and the materials contained therein.

                           (b) If necessary to bring the Cortland Real Estate in compliance with the applicable Environmental Requirements, Seller shall either obtain the air permit, storm water permit and the septic system permit, if any, listed on SCHEDULE 4.05 at subparagraphs (a), (b), (c) and (e) of 4.05(i) and (ii) (collectively, the "Identified Permits"), or shall reimburse Buyer for reasonable out-of-pocket expenses incurred in the obtaining of such Identified Permits, including, but not limited to, filing fees, fines, penalties, assessments and reasonable consulting fees.

                  6.03     EXCLUSIVITY.

                           (a) From the date hereof through the earliest of (i) the Closing Date, or (ii) the termination of this Agreement pursuant to
         Section 12; or (iii) February 5, 2000, unless Buyer shall have delivered to Seller a bank commitment letter providing for the financing described in Section 9.04, reasonably satisfactory to Seller as to terms consistent with current banking practices in financing of the type contemplated, Seller shall not, directly or indirectly, through an officer, director, employee, stockholder, agent, partner, affiliate or otherwise (1) enter into any Contract, agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, or acquisition or purchase of, all or a significant portion of the assets of the Business, or relating to any other similar transaction (a "COMPETING TRANSACTION"), (2) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of its officers, directors, employees and agents) relating to any Competing Transaction, or (3) participate in any discussions or negotiations regarding, furnish to any other Person any information with respect to, or otherwise cooperate with, assist, participate in, facilitate or encourage, any effort or attempt by any Person to effect a Competing Transaction. Seller shall notify Buyer promptly of any proposal received by Seller on or after the date hereof regarding a Competing Transaction (or any inquiry or contact made after the date hereof with any Person with respect thereto), and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

                           (b) Notwithstanding the foregoing, if Seller receives an unsolicited offer to purchase the Business, and the Board of Directors of Seller, based upon a written opinion of counsel, reasonably determines, in the exercise of its fiduciary duties, that such offer should be accepted, Seller shall promptly communicate to Buyer the material terms of any proposal, whether written or oral, or the substance of any such discussions. If Seller accepts such offer, Seller or Buyer may terminate this Agreement and, thereafter, Seller shall, upon consummation of the transaction, or six (6) months from the date of termination, whichever occurs first, pay to Buyer a cancellation fee of $50,000, which amount Seller agrees is reasonable to compensate Buyer for its efforts and expenses incurred up to the time of such breach. Any offer received from any entity contacted by Seale & Associates, LLC, or any of its employees, agents or sub-agents in connection with a proposed transaction involving the Business shall not be deemed an unsolicited offer for purposes of this Section 6.03.

                  6.04     NONCOMPETE.

                           (a) Seller agrees that during the five (5) year period following the Closing Date (the "NONCOMPETE PERIOD"), that it shall not, directly or indirectly, for itself or for any other Person, partnership, corporation, company, limited liability company, limited liability partnership or other entity, participate in a business in competition with the Business as of the Closing Date anywhere in the United States of America. For purposes of this Agreement, the phrase "a business in competition with the Business" means the business of designing, manufacturing, selling and servicing vertical machining centers, production machining centers, precision lathes/turning centers and vertical traveling column machining centers. For purposes of this Agreement, the term "participate" includes any direct or indirectly interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner or otherwise; provided that the term "participate" shall not include ownership of less than 2 percent of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

                           (b) Notwithstanding the Seller's agreement not to compete, Seller may be acquired by an entity in competition with the Business so long as following such acquisition Seller or the successor to Seller does not operate a competitive business at any facility owned by Seller on the Closing Date.

                                            (c) From the date hereof through the
                           end of the Noncompete Period, Seller shall not, directly or indirectly, (i) induce or attempt to induce any current employee of the Business to leave the employ of Buyer or in any way interfere with the relationship between Buyer and any employee thereof, or (ii) induce or attempt to induce any customer or supplier of the Business to cease doing business with Buyer.

                                             (d) Seller agrees that this
                           covenant is reasonable with respect to its duration, geographical area and scope.

                  6.05 AUDIT ADJUSTMENTS. At least two (2) days prior to the Closing Date, Seller shall deliver to Buyer a complete and accurate list of all fiscal 1999 year-end adjustments to the Financial Statements, including all audit adjustments either proposed or waived.

         SECTION 7.  CERTAIN COVENANTS OF BUYER.

                  7.01 PERSONNEL REQUIRED IN RESPONSE TO LITIGATION. Buyer agrees to make certain former employees of the Business available to Seller as reasonably required by Seller after the Closing Date in the event that any litigation which Seller is required to defend is commenced or previously was commenced against Seller with regard to the Business. Seller agrees to reimburse Buyer for reasonable out-of-pocket expenses incurred by Buyer in connection with requests by Seller pursuant to this Section 7.01.

                  7.02 CONFIDENTIALITY. Buyer agrees that any information contained in any Schedule or Exhibit to this Agreement or otherwise provided to Buyer pursuant to this Agreement shall be held by Buyer as confidential information in accordance with, and shall be subject to the terms of, that certain confidentiality agreement dated February 2, 2000, as amended on February 3, 2000, entered into in connection with the transactions contemplated hereby (the "Confidentiality Agreement") between Seller and Buyer. The terms of the Confidentiality Agreement are hereby incorporated by reference herein and shall continue in full force and effect, and if this Agreement is terminated or if the Closing shall not have occurred for any reason whatsoever, the Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms.

         SECTION 8. CERTAIN ADDITIONAL AGREEMENTS AND COVENANTS OF BUYER AND SELLER.

                  8.01 CONSUMMATION OF THE TRANSACTIONS. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its best efforts (i) to take, or cause to be taken, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations hereunder; (ii) to cause the conditions to the obligations of the other party hereto to be satisfied prior to or at the Closing; and (iii) to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including obtaining all waivers, permits, consents and approvals and effecting all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary in connection with the transactions contemplated by this Agreement; provided, however, that this Section 8.01 shall not require either party to waive any condition for its benefit or any performance hereunder by the other party or to make any payment to any third party, whether private or governmental, or to expend any funds or incur any economic burden in connection with obtaining the consent of any third party, whether private or governmental; and provided, further, that this Section 8.01 shall not require such party to take any action, the result of which, in its reasonable judgment, would be to impose material limitations on its ability to consummate and retain the full benefits of the transactions contemplated hereby.

                  8.02 PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, Buyer and Seller will mutually agree on any announcement or correspondence with or to the public or customers, suppliers or employees of Seller about the terms and conditions of this Agreement or the transactions contemplated hereby unless such announcement is required by law in the good faith opinion of counsel and, in such case, the announcing or corresponding party will notify the other party and provide it, in advance, with a copy of the public disclosure and an opportunity to comment on such proposed disclosure. On or after the Closing Date, Seller and Buyer will not disclose the amount of the Purchase Price without the consent of the other or unless required to do so by law.

                  8.03 BULK SALES LAWS. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales or other similar laws.

                  8.04 ITEMS RECEIVED AFTER EFFECTIVE TIME. Seller shall promptly pay or transfer to Buyer, if and when received, any amounts or other items which shall be received by Seller after the Effective Time in respect of any receivables or other Purchased Assets transferred and assigned to Buyer. Buyer shall promptly pay to Seller, if an when received, any amounts or other items which shall be received by Buyer after the Effective Time which are not transferred to Buyer pursuant to this Agreement.

                  8.05 ACCESS TO RECORDS. Buyer agrees that on and after the Closing it will permit Seller and its representatives, during normal business hours, to have access to and examine and make copies of all of the Records which are delivered to Buyer pursuant hereto, provided that Seller certifies that it requires such information in connection with the preparation of tax returns or another bona fide business purpose reasonably satisfactory to Buyer. Buyer also agrees that it will cooperate with Seller and make information available to Seller as reasonably requested by Seller in connection with litigation involving the Business or Purchased Assets for which Seller has retained liability under this Agreement. Seller agrees that it will use its best efforts to prevent the disclosure to any person or use by any person of any confidential information which is delivered to Seller pursuant to this Section 8.05 other than pursuant to a court order or subpoena or with respect to tax returns and other reports required by law. All Records which are delivered to Buyer hereunder will be preserved by Buyer and all Records which are not delivered to Buyer hereunder will be preserved by Seller, in each case, for a period of seven (7) years following the Closing.

                  8.06 FURTHER ASSURANCES. Each party shall, at the request of the other party, do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as counsel for the requesting party may reasonably request, from time to time, to consummate more effectively the transactions contemplated by this Agreement or to vest in Buyer all of Seller's right, title and interest in the Purchased Assets.

                  8.07 EXPENSES; SALES AND OTHER TRANSFER TAXES. Except as otherwise provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that all sales, transfer and similar taxes incurred in connection with this Agreement and the transactions contemplated hereby, if any, shall be borne by Buyer. Buyer and Seller agree to file all necessary documentation with respect to such taxes.

                  8.08     SURVEY AND TITLE COMMITMENT.

                           (a) Seller has obtained and delivered to Buyer a survey of the Cortland Real Estate (the "Survey") dated July 16, 1999, prepared by a registered surveyor licensed in the State of New York. Seller makes no representation or warranty regarding the accuracy or completeness of the Survey or Buyer's reliance on the Survey.

                           (b) Seller has obtained and delivered to Buyer a commitment for a lender's policy of title insurance dated June 4, 1999 and issued by Cortland Abstract & Title Services, Inc. (the "Title Company") concerning the Cortland Real Estate (the "Commitment"). Seller makes no representation or warranty regarding the accuracy or completeness of the Commitment or Buyer's reliance on the Commitment.

                  8.09     EMPLOYEE MATTERS.

                           (a) EMPLOYMENT OF AFFECTED EMPLOYEES. Seller shall terminate the employment of each Affected Employee as of the Closing Date. Buyer agrees to offer employment (at no less than over one-half time) to at least 80 percent of the Affected Employees who were employed by Seller immediately prior to the Closing Date.

                           (b) WORKERS' COMPENSATION. Buyer shall assume and be responsible for the administration of all claims, losses, damages and expenses and other liabilities and obligations relating to or arising out of all workers' compensation claims of Affected Employees which are pending as of the Closing and which are reflected on the Closing Net Operating Statement as an Assumed Liability. Seller shall, at all times, maintain sufficient workers' compensation coverage to pay workers' compensation claims not being assumed by Buyer.

                           (c) WARN ACT LIABILITY. Buyer will not, within sixty
         (60) days after the Effective Time, cause any "plant closing" or "mass layoff" at the Business, as such actions are defined in the Workers Adjustment and Retraining Act of 1988, unless all notices, as required by such Act, have been given not less than sixty (60) days prior to such plant closing or mass layoff. Buyer further agrees that Buyer will not incur, and will indemnify Seller against, any liability incurred under such Act by reason of actions or omissions of Buyer after the Closing Date with respect to employees of the Business.

                                            (d) Any notice given Affected
                           Employees regarding the proposed sale of the Business to Buyer, termination of employment by Seller and by Buyer announcing offer of employment shall be submitted by the appropriate party to the other at least twenty-four (24) hours prior to such announcement, and the parties agree to cooperate in connection with the dissemination of such announcements.

                  8.10     EMPLOYEE BENEFIT MATTERS.

                           (a) SELLER PLAN CESSATION BENEFITS; BUYER INDEMNITY. Effective as of the Closing Date, neither Seller, Seller Health Plan, Seller FSA Plan nor any associated person shall: (i) accept employee contributions with respect to periods of coverage after the Closing Date; nor (ii) have any further obligation to provide any medical, dental, FSA, life, disability coverage or benefits to any Affected Employee or any such similar benefits to such or similarly situated persons, except for any benefit obligations incurred prior to the Closing Date and any inpatient stays which include the Closing Date. Buyer shall fully indemnify the Seller for any failure to provide health coverage subsequent to the Closing Date, regardless of any legal obligation of Seller which may exist under COBRA or other applicable law to provide such coverage.

                           (b) COBRA COVERAGE. Notwithstanding subsection (a), within 14 days after the Closing Date, Seller shall offer each Affected Employee (whether or not hired by Buyer) and his dependents continuation coverage under Section 4980B of the Code for his and/or his dependents' coverage or benefits under Seller's self-insured group health plan (the "Seller Health Plan") or the Seller's flexible spending account plan providing medical reimbursement benefits (the "Seller Medical FSA Plan"). With respect to each Affected Employee or dependent who elects continuation coverage, the Seller, Seller Health Plan and Seller Medical FSA Plan shall: (i) accept employee contributions from or for such Affected Employee or dependent; and (ii) provide coverage and benefits as required by COBRA and for the duration as required by COBRA. Buyer agrees to fully indemnify Seller for the foregoing COBRA coverage and benefits and, therefore, reimburse Seller (within 30 days of receipt) of all claims submitted to Buyer which are in excess of the employee contributions received by Seller for such COBRA coverage and benefits (with such excess claims being calculated on a calendar quarter basis).

                           (c) SELLER 401(K) PLANS. Following the Closing Date and receipt by Seller of an IRS determination letter that distributions are permitted under Section 401(k)(10)(A)(ii) and the regulations thereunder regarding disposition of a trade or business, the Seller's qualified savings plans under Section 4.01(a) and 4.01(k) of the Code (the "Seller's 401(k) Plans") which cover the Affected Employees shall make distributions: (i) to each Affected Employee who is a participant in the Seller 401(k) Plans and who accepts employment with Buyer; (ii) during a period and in a manner prescribed by such regulations in accordance with the provisions of the Plans and applicable law; and
         (iii) which include any outstanding participant loan of the Affected Employee. The Buyer Savings Plan, if any, if directed by the Affected Employee, shall accept a direct rollover or rollover contribution from the Seller's 401(k) Plans of any such distribution, including any outstanding participant loan therein. Prior to such rollovers, the Buyer shall provide Seller with a written representation of the qualified status of the Buyer Savings Plan, if any, under Sections 401(a) and 401(k) of the Code.

                           (d) SELLER UNION PENSION PLAN. Following the Closing Date, the Seller's qualified pension plan under Section 401(a) of the Code, which covers Affected Employees whose employment is subject to the Collective Bargaining Agreement (the "Seller Union Pension Plan"), shall: (i) pay benefits to any such Affected Employee only at the time and manner as provided under the Plan for retired and terminated participants (and thereby generally no sooner than age 60 early retirement age); and (ii) consistent therewith, make immediate, involuntary cashout distributions of benefits having a lump sum value of $5,000 or less to any Affected Employee who is a participant therein and who accepts employment with Buyer, with such distributions being made as soon as reasonably practicable following the Closing Date. The Buyer Savings Plan (if any), if directed by the Affected Employee, shall accept a direct rollover or rollover contribution from the Seller Union Pension Plan of any such involuntary cashout distribution. Prior to such rollovers, Buyer shall provide Seller with a written representation of the qualified status of the Buyer Savings Plan under Sections 401(a) and 401(k) of the Code.

                           (e) SELLER CASH BALANCE PLAN. Following the Closing Date, the Seller's qualified cash balance pension plan under Section 401(a) of the Code, which covers Affected Employees whose employment is not subject to the Collective Bargaining Agreement (the "Seller Cash Balance Plan") shall make distributions to any Affected Employee only after Seller receives a favorable IRS determination letter for the Buyer Savings Plan (if any). When made, the Buyer Savings Plan (if any) shall accept a direct rollover or rollover contribution from the Seller Cash Balance Plan of any distribution directed by the Affected Employee. Prior to such rollovers, Buyer shall provide Seller with a written representation of the qualified status of the Buyer Savings Plan (if any) under Sections 401(a) and 401(k) of the Code.

                  8.11 TRADEMARKS. Buyer agrees that Seller may continue to use the registered trademarks included in the Purchased Assets and shown in Attachments 4.07(a) - 4.07(d) to SCHEDULE 4.07 (the "Trademarks") solely to identify its metal coil processing equipment from and after the Closing Date for a period not exceeding six (6) months after the Closing Date on a royalty free basis. Seller will use its best efforts to phase out use of such Trademarks as soon as practical, but in any case will cease use thereof within such six (6) month period. Seller shall not acquire rights in such Trademarks except for the limited grant set forth above. Buyer agrees that Buyer shall not use or license such trademarks in the coil processing equipment business (consisting of machines for coil processing, sheet and strip metal winding and unwinding, coating, corrugating, forming, galvanizing, leveling, pickling, punching, riveting, shearing, stacking and slitting for both ferrous and non-ferrous material) and that such restriction shall be binding on any successor and assignee of Buyer. At Seller's request, Buyer shall take such action (including, but not limited to, litigation), as reasonably requested by Seller to prevent the infringement of such Trademarks by any other persons, provided that Seller shall bear the expenses (including reasonable attorneys' fees) of such actions.

         SECTION 9. CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer are subject to satisfaction, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer):

                  9.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement, and the statements contained in the Schedules, shall have been true and correct in all material respects when made and, except as contemplated or permitted herein or therein or except as consented to by Buyer in writing, shall continue to be true and correct in all material respects as of the Effective Time with the same effect as though made at the Effective Time, and Seller shall have performed and complied with, in all material respects, all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  9.02 LITIGATION. No action, suit or proceeding relating to the transactions contemplated hereby shall be instituted by any party and remain pending in which there is, or is likely to be, sought a temporary, preliminary or permanent judgment, order or decree restraining or enjoining consummation of the transactions contemplated hereby or requiring any holding separate or divestiture of any substantial portion of the Purchased Assets by Buyer.

                  9.03 CONSENTS AND APPROVALS. All government approvals and agreements and consents of any parties necessary to consummation by Seller of the transactions contemplated by this Agreement shall have been obtained and delivered to Buyer, except with respect to assignment of certain contracts as provided in Section 3.04 hereof.

                  9.04 FINANCING. Buyer shall have obtained funds sufficient to enable Buyer to consummate the transactions contemplated by this Agreement and to provide the Business with adequate working capital on such terms as are satisfactory to Buyer.

                  9.05 TITLE POLICY. Buyer shall have caused one or more nationally recognized title insurance companies selected by Buyer (each a "TITLE COMPANY") to have issued a fee owner's title insurance policy to Buyer with respect to the Cortland Real Estate in a form and substance satisfactory to Buyer insuring Buyer and issued as of the Closing Date by such Title Company, showing Buyer to have a fee simple title to the Cortland Real Estate, subject only to Permitted Exceptions.

                       Notwithstanding the foregoing, if, on or prior to the Closing Date, it should appear that the Cortland Real Estate is affected by any material outstanding liens, encumbrances or interests (other than Permitted Exceptions), Seller may adjourn the Closing Date for a period not to exceed thirty (30) days for the purpose of using its best efforts to remove such liens, encumbrances or interests. In the event such liens, encumbrances or interests are not removed or cured within such thirty (30) day period, Buyer may accept such title as Seller may be able to convey, without any reduction of the Purchase Price, or terminate this Agreement upon notice to Seller.

                       The existence of mortgages, liens or encumbrances other than the Permitted Exceptions shall not be objections to title to the Cortland Real Estate, provided that properly executed instruments, in recordable form, necessary to satisfy the same are delivered to Buyer on the Closing Date, together with any recording or filing fees required in connection therewith.

                  9.06 CONSENTS TO ASSIGNMENT OF UNISIGN AND SPINNER AGREEMENTS. Seller has delivered to Buyer the consent of Unisign and Spinner to the assignment of the Unisign and Spinner Agreements.

                  9.07 OTHER CONDITIONS. Seller and Buyer shall have entered into a transitional services agreement, substantially in the form of EXHIBIT D, whereby Seller shall provide information systems support services to Seller for a period not to exceed six (6) months from the Closing.

         SECTION 10. CONDITIONS TO SELLER' OBLIGATIONS. The obligations of Seller under this Agreement are subject to satisfaction, prior to or at Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller):

                  10.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and, except as otherwise provided or permitted herein or except as consented to by Seller in writing, shall continue to be true and correct in all material respects on and as of the Effective Time with the same effect as though made at the Effective Time, and Buyer shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  10.02 LITIGATION. No actions, suit or proceeding relating to the transactions contemplated hereby shall be instituted by any party and remain pending in which there is, or is likely to be sought, a temporary, preliminary or permanent judgment, order or decree restraining or enjoining consummation of the transactions contemplated hereby.

                  10.03 CONSENTS AND APPROVALS. Unless waived by Buyer, all approvals, agreements and consents of any parties necessary to Buyer's consummation of the transactions contemplated by this Agreement shall have been obtained by Buyer and delivered to Seller.

         SECTION 11.INDEMNIFICATION.

                  11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties set forth in this Agreement and in any agreement or certificate delivered pursuant hereto shall survive the Closing, but shall terminate and expire 18 months after the Closing Date, except that the representations and warranties of Seller set forth in Section 4.04 shall survive without limitation on time and that the representations and warranties set forth in Section 4.05 shall survive for five (5) years following the Closing Date.

                  11.02 INDEMNIFICATION.

                        (a) From and after the Closing Date, Seller shall indemnify, defend and hold Buyer and each of its affiliates, directors, officers and employees, and the successors and assigns of any of them, harmless from and against all claims, liabilities, losses, damages, expenses, costs of settlement and demands of any character whatsoever (including, by way of example, but not limitation, attorneys' fees incurred defending against third party claims to which this Section
         11.02 is applicable, but not including attorneys' fees incurred in connection with disputes between the parties to this Agreement) (collectively, "Damages") imposed upon or incurred by any of them and which arise out of: (i) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Agreement; (ii) the matters described on Schedule 4.13; (iii) Pre-Closing Violations of Environmental Requirements; (iv) any misrepresentation or inaccuracy in any representation or warranty made by Seller in this Agreement; (v) any nonfulfillment of a covenant or any other agreement on the part of Seller set forth in this Agreement; (vi) any failure by Seller to comply with any applicable law with respect to bulk sales; (vii) the fee payable to Seale & Associates, LLC, which is referred to in Section 4.17; and (viii) all actions, suits, proceedings and judgments incident to any of the foregoing.

                         (b) From and after the Closing Date, Buyer shall indemnify, defend and hold Seller and each of its affiliates, directors, shareholders, officers and employees, and the successors and assigns of any of them, harmless from and against all Damages imposed upon or incurred by any of them and which arise out of: (i) the Assumed Liabilities; (ii) any misrepresentation or inaccuracy of a representation or warranty made by Buyer in this Agreement; (iii) any nonfulfillment of a covenant or any other agreement on the part of Buyer set forth in this Agreement; (iv) the ownership, use or operation of the Purchased Assets after the Closing; and (v) all actions, suits, proceedings and judgments incident to any of the foregoing.

                        (c) Any claim for indemnification under this Section
         11.02 shall be valid only if the party seeking the indemnification notifies the other party in writing of the basis for the claim within 18 months following the Closing, except that there shall be no time limit within which a claim for a breach of the representations and warranties set forth in Section 4.04 must be brought and that a claim for indemnification under Section 4.05 may be brought prior to five (5) years after the Closing Date. If a claim for indemnification is to be made by a party (an "Indemnified Party") against another party (the "Indemnifying Party"), the Indemnified Party shall give written notice to the Indemnifying Party as soon as practicable and, in any event, within ten (10) days after the Indemnified Party becomes aware of any fact, condition or event which gives rise to a claim for which indemnification may be sought under this Section 11. If any lawsuit or enforcement action is filed against an Indemnified Party, written notice thereof (together with copies of all pleadings received by the Indemnified Party) shall be given to the Indemnifying Party as promptly as practicable (and in any event within five (5) business days after receipt). The Indemnifying Party shall be entitled, if it so elects, to take of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's cost, risk and expense, provided that the Indemnifying Party and its counsel proceed with reasonable diligence and in good faith with respect thereto. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action or any appeal arising therefrom. If the Indemnifying Party has acknowledged to the Indemnified Party its obligation to indemnify the Indemnified Party hereunder with respect to a lawsuit or action, the Indemnified Party shall not settle such lawsuit or enforcement action without the prior written consent of the Indemnifying Party. If the Indemnifying Party has not so acknowledged its obligation, the Indemnified Party shall not settle such lawsuit except after not less than ten (10) business days' prior written notice to the Indemnifying Party.

                         (d) Notwithstanding any other provision of this Agreement, Seller shall not be liable under this Section 11.02 for any Damages unless and until the aggregate cumulative amount of such Damages exceeds $75,000 (the "Basket Amount"), and then shall be liable only to the extent that the aggregate cumulative amount of such Damages exceeds the Basket Amount. In no event shall the aggregate amount of Seller's liabilities hereunder exceed $3,500,000. Notwithstanding the foregoing, the Basket Amount does not apply to any Pre-Closing Violation of Environmental Requirements, any misrepresentation or inaccuracy in any representation or warranty made by Seller in Section
         4.05 or any nonfulfillment of any covenant or other agreement on the part of Seller set forth in Section 6.02.

                         (e) Any post-closing environmental investigations made by Buyer not required by governmental directive will be solely at Buyer's expenses. Buyer will not take any post-closing environmental remedial actions that would result in payment from Seller without prior discussion and agreement with Seller (which agreement shall not be unreasonably withheld or delayed), except that Buyer may take actions required by applicable law or governmental order without Seller's agreement. Any post-closing environmental remedial actions undertaken by Buyer that would result in payment from Seller will be undertaken by Buyer utilizing the least cost solution.

                           (f) The rights of indemnification provided for under
this Section 11 shall be the sole remedy which any party to this Agreement may have at law or in equity (including, without limitation, rescission) in the event of any breach of the provisions of this Agreement, except as otherwise specifically provided in Section 12.

         SECTION 12. ERMINATION, AMENDMENT AND WAIVER.

                  12.01 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                        (a) by mutual agreement of Seller and Buyer;

                                            (b) by Buyer, (i) in the event the
                           Closing Net Operating Assets Statement delivered to Buyer does not reflect Closing Net Operating Assets Value of at least $13.5 million, and (ii) Seller's failing to agree to reduce the Purchase Price by the difference between $13.5 million and the Closing Net Operating Asset Value;

                        (c) by written notice by either Seller or Buyer if Closing shall not have occurred by February 18, 1999, provided that the failure to consummate the transactions contemplated hereby is not a result of the failure by the party so electing to terminate this Agreement to perform any of its obligations hereunder;

                        (d) by Seller if Buyer has not delivered to Seller, on or before the close of business on February 9, 2000, a bank commitment letter reasonably satisfactory to Seller (acting in good faith and not in an arbitrary or capricious manner) providing for the financing described in Section 9.04, but only if Seller notifies Buyer in writing that such letter is not satisfactory (and the reasons it is not satisfactory) by the later of the close of business on February 7, 2000 and 48 hours after Seller actually receives such notice;

                        (e) by Buyer, if there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Agreement, unless Seller has informed Buyer that such violation or breach will be cured on or before the Closing Date and it is in fact so cured; and

                        (f) by Seller, if there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement, unless Buyer has informed Seller that it will be cured on or before the Closing Date.

                  12.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 12.01, this Agreement shall forthwith be of no further force and effect (except that the provisions of Sections 7.02 and 8.02 shall continue in full force and effect) and there shall be no liability on the part of Buyer or Seller, except based upon: (i) a material and willful breach by a party of any of its obligations under this Agreement, or (ii) the obligations set forth in Sections 7.02 and 8.02.

                  12.03 AMENDMENT, EXTENSION AND WAIVER. At any time prior to the Closing Date, Buyer and Seller may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the parties hereto, (c) waive any inaccuracies in the representations wand warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that any such amendment must be in writing and must be signed by each of the parties hereto and the agreement with respect to any such extension or waiver must be in writing and must be signed by the party or parties agreeing to such extension or waiver.

         SECTION 13. MISCELLANEOUS.

                  13.01 ASSIGNMENT; NO THIRD-PARTY RIGHTS. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their permitted successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other, except that Seller may assign any and all rights to receive payment pursuant to this Agreement without such consent.

                  13.02 ENTIRE AGREEMENT. This Agreement and the agreements to be executed in connection herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. All Schedules and Exhibits and any documents and instruments delivered pursuant to any provisions hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

                  13.03 SECTION AND OTHER HEADINGS; NUMBER. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

                  13.04 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or
(iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid and properly addressed, to the party as follows:

                           If to Seller:

                                    Genesis Worldwide Inc.
                                    2600 Kettering Tower
                                    Dayton, Ohio  45402
                                    Fax:  (937) 910-9305
                                    ATTENTION:  Richard E. Clemens

                           With a copy to:

                                    Thompson, Hine & Flory LLP
                                    2000 Courthouse Plaza NE
                                    P.O. Box 8801
                                    Dayton, Ohio  45401-8801
                                    ATTENTION:  Joseph M. Rigot, Esq.

                           If to Buyer:

                                    James F. Poole, Jr.
                                    New Monarch Machine Tool, Inc.
                                    100 East Washington Street, Suite 206
                                    Syracuse, New York  13202

                           With a copy  to:

                                    Altman & Wolfson, LLP
                                    100 East Washington Street
                                    Syracuse, New York  13202

Or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

                  13.05 LAW GOVERNING. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of law rules.

                  13.06 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  13.07 RESOLUTION OF DISPUTES.

                        (a) In the event a dispute between the parties arises under the terms of this Agreement, either party may send to the other a letter of dispute setting forth in particular the subject matter of the dispute (the "Disputed Matter"). The parties shall meet at the offices of Seller in Dayton, Ohio, or such other place as may be mutually agreeable to them, not later than 20 days after the date of the receipt of the letter of dispute for the purposes of negotiating a settlement of the Disputed Matter.

                         (b) In the event that either party determines, after compliance with Section 13.07(a), that the Disputed Matter cannot be resolved by the parties, the Disputed Matter shall be submitted to binding arbitration before a panel of three arbitrators in Buffalo, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that (i) the parties engage in prehearing discovery to the full extent provided in the Federal Rules of Civil Procedure, and (ii) evidentiary rules contained in the Federal Rules of Civil Procedure shall govern the submission of evidence at the arbitration hearings. Judgment upon the award by the arbitrators may be entered in any court having jurisdiction thereof. As part of such award, the arbitrators may establish their fees and expenses in connection therewith. The fees and expenses of the arbitrators shall be apportioned between the parties by the arbitrators in accordance with the findings and results of the arbitration.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first above written.

                                GENESIS WORLDWIDE INC.


                                By:
                                   ---------------------------------------
                                Name:
                                Title:

                                NEW MONARCH MACHINE TOOL, INC.


                                By:
                                   ---------------------------------------
                                Name:
                                Title:




















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